UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

_________________________

Date of Report (date of earliest event reported):  May 18, 2013

WAUSAU PAPER CORP.

(Exact name of registrant as specified in its charter)

WISCONSIN	1-13923	39-0690900
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

100 PAPER PLACE

MOSINEE, WI 54455-9099

(Address of principal executive offices, including Zip Code)

(715) 693-4470

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01.

Entry into a Material Definitive Agreement

On May 18, 2013, Wausau Paper Corp. (“Wausau Paper”), and its wholly-owned subsidiary, Wausau Paper Mills, LLC (“Paper Mills”), entered into an asset purchase agreement (the “Agreement”) pursuant to which Wausau Paper will sell its specialty paper business (the “Paper Segment”), which is primarily conducted through its Paper Mills subsidiary, to a new company sponsored by KPS Capital Partners, LP (“KPS”), a New York-based private equity firm with significant experience in the paper industry and in completion of complex corporate carve-outs.  Wausau Paper’s intent to enter into this transaction had been previously announced in a Current Report on Form 8-K filed on March 21, 2013.

Under the terms of the Agreement, Wausau Paper and its Paper Mills subsidiary will transfer substantially all of the assets and selected liabilities of the Paper Mills subsidiary to the KPS-sponsored buyer, which will be known as Expera Specialty Solutions, LLC (“Expera”).  Certain Paper Mills assets will be excluded from the transaction, including Paper Mills’ manufacturing facility located in Brainerd, Minnesota.

The transaction will result in net cash proceeds to Wausau Paper of approximately $110 million, after settlement of transaction-related liabilities, transaction costs, and taxes.  Wausau Paper will retain Paper Segment liabilities relating to its defined benefit pension plan and certain other post-retirement benefits; however, effective with the closing of the transaction, approximately $41 million of future liabilities will be eliminated.

Contemporaneously with the closing of the Paper Segment business, KPS and Expera expect to acquire the specialty paper business of Packaging Dynamics Corporation (“Thilmany”), which operates paper mills in Kaukauna and De Pere, Wisconsin.

The sale of the Paper Segment to Expera is expected to close in the second or third quarter of 2013 and is subject to Expera obtaining financing, the closing of the Thilmany acquisition, and other customary closing conditions for a transaction of this type.  Entry into the Agreement has been approved by the Wausau Paper board of directors, and no approval of Wausau Paper shareholders will be required.

The foregoing description of the Asset Purchase Agreement and the terms and conditions of the contemplated sale of the Paper Segment is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K.  A news release announcing Wausau Paper’s entry into the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Section 2 – Financial Information

Item 2.05 – Costs Associated with Exit or Disposal Activities

See Item 1.01, Entry into a Material Definitive Agreement for information related to the sale of the Paper Segment business; the information disclosed in Item 1.01 is incorporated herein by reference.  Wausau Paper expects to incur certain costs associated with the divestiture of the Paper Segment.  At this time, Wausau Paper is unable to determine an estimate with respect to the range of costs to be incurred.  Wausau Paper will file an amendment to this report within four business days after it has determined such an estimate.

Item 2.06 – Material Impairments

In connection with the sale of the Paper Segment business, Wausau Paper anticipates that it will incur an after-tax asset impairment charge.  The impairment charge is expected to be recorded in the second quarter of 2013.  At this time, Wausau Paper is unable to determine an estimate with respect to the impairment charge.  Wausau Paper will file an amendment to this report within four business days after it has determined such an estimate.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits

Exhibit 2.1

Asset Purchase Agreement, by and among Specialty Papers Acquisition, LLC; Wausau Paper Mills, LLC; Wausau Paper Corp., and (solely with respect to Section 13.19) Specialty Papers Intermediate Holdings, Inc., and Specialty Paper Holdings, L.P., dated as of May 18, 2013

Exhibit 99.1

News release dated May 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAUSAU PAPER CORP.

Date:  May 20, 2013

By:  SHERRI L. LEMMER

Sherri L. Lemmer

Senior Vice President–Finance

Chief Financial Officer

EXHIBIT INDEX

to

FORM 8-K

of

WAUSAU PAPER CORP.

dated May 18, 2013

Pursuant to Section 102(d) of Regulation S-T

(17 C.F.R. Section 232.102(d))

Exhibit 2.1

Asset Purchase Agreement, by and among Specialty Papers Acquisition, LLC; Wausau Paper Mills, LLC; Wausau Paper Corp., and (solely with respect to Section 13.19) Specialty Papers Intermediate Holdings, INc., and Specialty Paper Holdings, L.P., dated as of May 18, 2013

Exhibit 99.1

News release dated May 20, 2013